Exhibit 4.3
June 1, 2006

Warrantholder

Attention:

Dear Sirs:

Re:	Generex Biotechnology Corporation
-	Amendment to Jan 23 06 Warrant
-	Amendment to Feb 28 06 Warrant

We make reference to (a) the common stock purchase warrant (the “January Warrant”) issued by Generex Biotechnology Corporation (the “Company”) to (“___________”) on January 23, 2006 pursuant to which the Company granted to ______________ the entitlement to purchase up to ____________ shares of the Company’s common stock at $1.60 per share, and (b) the common stock purchase warrant (the “February Warrant”) issued by the Company to ___________ on February 28, 2006 pursuant to which the Company granted to Cranshire the entitlement to purchase up to __________ shares of the Company’s common stock at $1.25 per share (together, the “Warrants”).

The Initial Exercise Date (as that term is defined in each of the Warrants) of each of the Warrants is expressed therein as the 181st day after the date thereof. The Company hereby confirms that, in consideration of the immediate exercise by Cranshire of not less than 100% of the January Warrant (__________ shares for $_______________) and not less than ____% of the February Warrant (_________ shares for $__________)1  Cranshire exercised the other 50% of the February Warrant on March 6, 2006. (together, the “Warrant Exercises”), the delivery to the Company of Notices of Exercise in respect thereof on or before the close of business on June 1, 2006, and the payment by Cranshire to the Company of an the aggregate subscription price of $________________, the Company has agreed to abridge the Initial Exercise Dates and to honor the aforementioned Notices of Exercise.

In addition, the Company will grant to Cranshire an additional common stock purchase warrant pursuant to which the Company will grant to Cranshire the entitlement to purchase up to __________ shares of the Company’s common stock at $2.35 per share exercisable for a period of five years from and after December 1, 2006.

Yours truly,

Generex Biotechnology Corporation

Rose C. Perri	Mark A. Fletcher
Chief Financial Officer [	Executive Vice-President, General Counsel

1 Cranshire exercised the other 50% of the February Warrant on March 6, 2006.